UNITED STATES
                    SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C.  20549

                             SCHEDULE 13G/A

               Under the Securities Exchange Act of 1934

                           (Amendment No. 2)


                         AspenBio Pharma, Inc.
                           (Name of Issuer)


                               Common
                   (Title of Class of Securities)



                              045346202
                            (CUSIP Number)



                            March 31, 2012
      (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

/X/ Rule 13d-1(b)
/ / Rule 13d-1(c)
/ / Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.











CUSIP No.  045346202	                                  Page 2
____________________________________________________________________
1.Names of Reporting Persons.
I.R.S. Identification Nos. of above persons (entities only).
Perkins Capital Management, Inc.
41-1521690
____________________________________________________________________
2.Check the Appropriate Box if a Member of a Group (See Instructions)

(a) /  /

(b) /  /
____________________________________________________________________
3.SEC Use Only


____________________________________________________________________
4.Citizenship or Place of Organization

A Minnesota Corporation
____________________________________________________________________

Number of	5.Sole Voting Power

Shares Bene-	1,191,759
		____________________________________________________

ficially owned	6.Shared Voting Power

by Each		0
		____________________________________________________
		7.Sole Dispositive Power
Reporting
		1,659,299
		____________________________________________________
Person With:	8.Shared Dispositive Power

		0
____________________________________________________________________
9.Aggregate Amount Beneficially Owned by Each Reporting Person

1,659,299
____________________________________________________________________
10.Check if the Aggregate Amount in Row 9 Excludes Certain Shares
(See Instructions)
____________________________________________________________________
11.Percent of Class Represented by Amount in Row 9

17.2%
____________________________________________________________________
12.Type of Reporting Person (See Instructions)

IA
____________________________________________________________________









Item 1.

(a)Name of Issuer
AspenBio Pharma, Inc.

(b)Address of Issuer's Principal Executive Offices
1585 S. Perry St., Castle Rock, CO  80104

Item 2.

(a)Name of Person Filing

Perkins Capital Management, Inc.

(b)Address of Principal Business Office or, if none, Residence
730 Lake St. E., Wayzata, MN 55391

(c)Citizenship
A Minnesota Corporation and a U.S. Citizen

(d)Title of Class of Securities
Common

(e)CUSIP Number
045346202


Item 3. If this statement is filed pursuant to s240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:
(a) / / Broker or dealer registered under section 15 of the Act
	 (15 U.S.C. 78o).
(b) / / Bank as defined in section 3(s)(6) of the Act
	 (15 U.S.C. 78c).
(c) / / Insurance Company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).
(d) / / Investment Company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).
(e) /X/ An investment adviser in accordance with s240.13d-1(b)(1)(ii)(E);
(f) / / An employee benefit plan or endowment fund in accordance with s240.13d-1(b)(1)(ii)(F);
(g) / / A parent holding company or control person in accordance with s240.13d-1(b)(ii)(G);
(h) / / A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);
(i) / / A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);
(j) / / Group, in accordance with s240.13d-1(b)(1)(ii)(J).










Item 4.  Ownership

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

(a) Amount Beneficially Owned:
1,659,299

(b) Percent of Class:
17.2%

(c) Number of shares as to which such person has:

(i) Sole power to vote or to direct the vote:
1,191,759

(ii) Shared power to vote or to direct the vote:
0

(iii) Sole power to dispose or to direct the disposition of:
1,659,299

(iv) Shared power to dispose or to direct the disposition of:
0
Instruction: For computations regarding securities which represent a right to acquire an underlying security see s240.13d(1).

Item 5.	Ownership of Five Percent or Less of a Class
	If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following / /.


Item 6.	Ownership of More than Five Percent on Behalf of Another Person.
N/A
Item 7.	Identification and Classification of the Subsidiary Which
Acquired the Security Being Reported on By the Parent Holding Company
N/A
Item 8.	Identification and Classification of Members of the Group
N/A

Item 9.	Notice of Dissolution of Group

N/A















Item 10.	Certification

(a) The following certification shall be included if the statement is filed pursuant to s240.13d-1(b):

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.




Date: April 9, 2012


/s/Richard C. Perkins

_________________________
Signature
Richard C. Perkins
EVP/Portfolio Manager


Attention: Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.C. 1001)